Exhibit 10.3

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,

C.A. No.   -     ( )

v.

AEGERION PHARMACEUTICALS, INC.,

Defendant.

FINAL JUDGMENT AS TO DEFENDANT AEGERION PHARMACEUTICALS, INC.

The Securities and Exchange Commission having filed a Complaint and Defendant Aegerion Pharmaceuticals, Inc. (“Aegerion”) having entered a general appearance; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Final Judgment:

I.

IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant is permanently restrained and enjoined from violating Section 17(a)(2) and (3) of the Securities Act of 1933 (the “Securities Act”) [15 U.S.C. § 77q(a)(2) and (3)] in the offer or sale of any security by the use of any means or instruments of transportation or communication in interstate commerce or by use of the mails, directly or indirectly:

(a)                         to obtain money or property by means of any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or

(b)                                 to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the purchaser.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that, as provided in Federal Rule of Civil Procedure 65(d)(2), the foregoing paragraph also binds the following who receive actual notice of this Final Judgment by personal service or otherwise: (a) Defendant’s officers, agents, servants, employees, and attorneys; and (b) other persons in active concert or participation with Defendant or with anyone described in (a).

II.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall pay a civil penalty in the amount of $4,100,000 (the “Settlement Amount”) to the Securities and Exchange Commission pursuant to Section 20(d) of the Securities Act [15 U.S.C. §77t(d)]. Defendant shall make this payment pursuant to the terms of the payment schedule set forth in paragraph III below after entry of this Final Judgment.

Defendant may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request. Payment may also be made directly from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm. Defendant may also pay by certified check, bank cashier’s check, or United States postal money order payable to the Securities and Exchange Commission, which shall be delivered or mailed to

Enterprise Services Center

Accounts Receivable Branch

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

and shall be accompanied by a letter identifying the case title, civil action number, and name of this Court; identifying Aegerion Pharmaceuticals, Inc. as a defendant in this action; and specifying that payment is made pursuant to this Final Judgment.

Defendant shall simultaneously transmit photocopies of evidence of payment and case identifying information to the Commission’s counsel in this action. By making this payment, Defendant relinquishes all legal and equitable right, title, and interest in such funds and no part of the funds shall be returned to Defendant. The Commission shall send the funds paid pursuant to this Final Judgment to the United States Treasury. Defendant shall pay post-judgment interest on any delinquent amounts pursuant to 28 USC § 1961, but at a rate of 1.75%, as negotiated by the parties.

III.

The Settlement Amount consists of a penalty of $4,100,000, which Aegerion shall pay in 13 installments to the Commission according to the following schedule (the “Payment Period”): (1) $1,000,000, within 14 days of entry of this Final Judgment; and then in the following installments:

2	$313,889.00 within 90 days of entry of this Order;
3	$313,889.00 within 180 days of entry of this Order;
4	$313,889.00 within 270 days of entry of this Order;
5	$313,889.00 within 360 days of entry of this Order;
6	$230,556.00 within 450 days of entry of this Order;
7	$230,556.00 within 540 days of entry of this Order;
8	$230,566.00 within 630 days of entry of this Order;
9	$230,566.00 within 720 days of entry of this Order;
10	$230,566.00 within 810 days of entry of this Order;
11	$230,566.00 within 900 days of entry of this Order;
12	$230,556.00 within 990 days of entry of this Order;
13	$230,552.00 within 1080 days of entry of this Order.

Payments shall be deemed made on the date they are received by the Commission and shall be applied first to post judgment interest, which accrues pursuant to 28 U.S.C. § 1961 on any unpaid amounts due after 14 days of the entry of Final Judgment, but at a rate of 1.75%, as negotiated by the parties. Prior to making the final payment set forth herein, Aegerion shall contact the staff of the Commission for the amount due for the final payment.

If Aegerion fails to make any payment by the date agreed and/or in the amount agreed according to the schedule set forth above, all outstanding payments under this Final Judgment, including post-judgment interest, minus any payments made, shall become due and payable immediately at the discretion of the staff of the Commission without further application to the Court.

While any payment amounts remain outstanding during the Payment Period, Aegerion shall provide written notice to the Commission prior to the occurrence of a “Fundamental Transaction” or “Qualifying Asset Sale.”

A “Fundamental Transaction” shall mean (a) any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity (“Person”) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Aegerion’s capital stock entitling the Person to exercise 50% or more of the total voting power of all shares of Aegerion’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Aegerion, any of its wholly-owned subsidiaries and any of its employee benefit plans; (b) Aegerion merges or consolidates with or into any other Person (other than one of its wholly-owned subsidiaries), another Person merges or consolidates with or into Aegerion, or Aegerion conveys, sells, transfers or leases all or substantially all of its assets to another Person in one transaction or a series of related transactions, other than any transaction: (i) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding

Aegerion common stock; or (ii) pursuant to which Aegerion’s parent company, Novelion Therapeutics, Inc., continues to hold 50% or more of the total voting power of all shares of capital stock of the surviving entity; or (c) Aegerion’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Fundamental Transaction if at least 90% of the consideration paid for Aegerion’s capital stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so traded or quoted immediately following such transaction or transactions. For purposes of clause (a), whether a Person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “Qualifying Asset Sale” means any sale, license, exchange, transfer or disposition by Aegerion, in a single transaction or in a series of transactions, of all or substantially all of its ownership interests in or commercialization rights associated with JUXTAPID or MYALEPT.

Unless waived by the Commission, upon the consummation of a Fundamental Transaction during the Payment Period, any outstanding Settlement Amounts, along with interest accrued but unpaid as of the day prior to the date of the consummation of such Fundamental Transaction, will become due, and Aegerion shall pay, within fifteen (15) business days of such consummation, such amount in satisfaction in full of its monetary obligations hereunder.

Unless waived by the Commission, upon a Qualifying Asset Sale during the Payment Period, Aegerion shall pay, within fifteen (15) business days of the consummation of such Qualifying Asset Sale, and in full or partial satisfaction of its monetary obligations hereunder, an amount equal to the lower of (a) 7.5% of the net proceeds it receives from such transaction, or (b) the aggregate amount equal to the sum of any outstanding Settlement Amount and interest accrued but unpaid as of the day prior to the date of the consummation of such transaction. Any Settlement Amounts and accrued but unpaid interest that remain outstanding following such payment shall remain due and payable on a quarterly basis using the above schedule, adjusted as necessary for the final payment, until the total Settlement Amount and appropriate interest is paid.

IV.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.

V.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.

Dated: ,

UNITED STATES DISTRICT JUDGE